Exhibit 99.1

News Release

News Media Contact:	Investor Relations Contact:

Dan Wilinsky	Eric Boyer
+1 303 397 2468	+1 303 397 2969
dan.wilinsky@ihs.com	eric.boyer@ihs.com

IHS Announces Intent to Acquire Oil Price Information Service (OPIS), a Premier Provider of Petroleum Pricing, News and Analytics

ENGLEWOOD, Colo. (January 11, 2016) – IHS Inc. (NYSE: IHS), the leading global source of critical information and insight, has signed a definitive agreement to acquire Oil Price Information Service (OPIS), an internationally referenced pricing reporting agency that serves the oil, natural gas and biofuels industries, for $650 million.

The acquisition is subject to regulatory approval, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. More details will be provided on the IHS fourth quarter and year-end 2015 earnings call on January 12, 2016.

OPIS is the most complete source for U.S. refined petroleum pricing data, news and analytics. OPIS information primarily serves the downstream energy market and helps to further diversify the IHS Energy portfolio.

“The acquisition of OPIS represents a new area of business for IHS and gives IHS visibility across the entire petroleum value chain, from wellhead to consumer,” said Jerre Stead, IHS chairman and chief executive officer. “OPIS has continued to grow through the challenges in the energy markets due to the ‘must-have’ nature of its information and analysis for commercial contracts and to settle trades. Specifically, OPIS is the leader in the rack and retail downstream refined products pricing and it also has a strong position in the spot market. We expect to continue to see strong growth in these areas as well as future growth contributions from International downstream spot-market pricing.

“OPIS, along with our recently announced acquisition of CARPROOF, both provide IHS with high EBITDA margin and strong organic growth,” Stead added.

OPIS began covering petroleum news in 1977 with the launch of the award-winning Oil Express Newsletter. OPIS later pioneered “rack” price discovery for thousands of wholesalers, and now maintains the world’s most comprehensive database of U.S.

wholesale petroleum prices, publishing more than 30,000 rack prices each day at over 1,500 terminals in nearly 400 market locations. Refinery feedstocks and liquefied petroleum gas prices from OPIS also are considered a preferred benchmark by many U.S. and international traders. All OPIS spot and rack prices are available historically to customers via its web-based TimeSeries database. Also, OPIS is the largest aggregator of retail petroleum pricing, covering more than 300,000 retail locations in over 30 countries

“By combining the capabilities of OPIS and IHS, we become the most complete source of U.S.-refined pricing information and analytics,” Stead said. “From this new platform, IHS will bring additional value to our customers by layering new insight on top of our current product offerings. We also will add commodity coverage areas and expand further outside of OPIS’s core U.S. market.”

OPIS customers across the oil supply chain can look forward to seeing further improvements in real-time news and pricing service, and market-specific benchmark pricing reports thanks to the OPIS acquisition by IHS, said Brian Crotty, OPIS chief executive officer.

“Joining forces with IHS strengthens our growth trajectory and also enhances our ability to deliver world-class OPIS pricing and news information, enabling our customers to make smarter, more informed decisions,” Crotty said.

OPIS (www.opisnet.com) employs 281 people and is headquartered in Gaithersburg, Maryland. It is owned by UCG, a privately held portfolio of business information, software and technology companies.

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About IHS (www.ihs.com)

IHS (NYSE: IHS) is the leading source of insight, analytics and expertise in critical areas that shape today’s business landscape. Businesses and governments in more than 140 countries around the globe rely on the comprehensive content, expert independent analysis and flexible delivery methods of IHS to make high-impact decisions and develop strategies with speed and confidence. IHS has been in business since 1959 and became a publicly traded company on the New York Stock Exchange in 2005. Headquartered in Englewood, Colorado, USA, IHS is committed to sustainable, profitable growth and employs approximately 8,600 people in 32 countries around the world.

IHS is a registered trademark of IHS Inc. All other company and product names may be trademarks of their respective owners. © 2016 IHS Inc. All rights reserved.

IHS FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.

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similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. A detailed discussion of some of the risks and uncertainties that could cause our actual results and financial condition to differ materially from the forward-looking statements is described under the caption “Risk Factors” in our most recent annual report on Form 10-K, along with our other filings with the SEC.

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